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                                                                    EXHIBIT 99.1

Pure Resources Responds to Mini-Tender Offer

MIDLAND, Texas, September 4, 2002 - Pure Resources, Inc. (NYSE: PRS) acknowledged that it received notification that TRC Capital Corporation commenced an unsolicited mini-tender offer to purchase up to 1,000,000 shares of common stock of Pure Resources, or approximately 1.99% of the outstanding shares at a price of $22.25 in cash.

Pure Resources' stockholders are cautioned that TRC Capital has indicated that it cannot buy the common stock until it obtains financing, and that the offer is conditioned, among other things, on obtaining such financing. TRC Capital may also decline to purchase the shares of common stock tendered for a number of reasons, including a decrease in the market price of the shares of common stock. In addition, TRC Capital may withdraw the offer at any time, extend the offer, thereby delaying acceptance of payment for shares or amend the offer in any respect. For these reasons, Pure Resources wishes to inform its stockholders that it recommends rejection of this unsolicited offer.

"Mini-tender" offers seek less than 5% of a company's stock, thereby avoiding many disclosure and procedural requirements of the Securities and Exchange Commission. The SEC has issued an investor alert regarding "mini-tender" offers on its website at www.sec.gov/investor/pubs/minitend.htm. The SEC has said that mini-tender offers "have been increasingly used to catch investors off guard" and that investors "may end up selling their securities at below-market prices."

Pure Resources is in no way associated with TRC Capital, and to the knowledge of Pure's management, Unocal Corporation (NYSE: UCL) is in no way associated with TRC Capital. The TRC Capital tender offer is entirely separate from the announcement by Unocal that its subsidiary, Union Oil Company of California, intends to offer to purchase all of the outstanding shares of common stock of Pure Resources. Pure's stockholders are urged not to confuse TRC Capital's offer with Unocal's announcement.

Stockholders are advised to consult with their financial advisors and to exercise caution with respect to this offer.

Pure Resources, Inc. is an independent exploration and production company that develops and produces oil and natural gas in the Permian Basin, the San Juan Basin, the Gulf Coast and the Gulf of Mexico. The Company also owns an undivided interest under approximately 6 million gross fee mineral acres throughout the Southern Gulf Coast region of the U.S. Pure Resources was formed in May 2000 through the combination of Titan Exploration, Inc. and the Permian Basin Business Unit of Unocal Corporation.

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FORWARD-LOOKING STATEMENTS

All the estimates and expectations set forth in this release constitute forward-looking statements within the meaning of the Securities Litigation Reform Act. Although Pure Resources believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will occur and cautions that actual results may differ materially from those estimated in the forward-looking statements. A number of risks could affect the future results of Pure Resources and could cause such material differences. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and other technical data, competition, reduced availability of drilling services, fluctuations in oil and gas prices and government regulations, as well as other risks discussed in detail in Pure Resources' SEC filings.